EXHIBIT 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ Toronto and NYSE Amex Equities Stock Exchanges

________________ NEWS _______________

Vista Gold Corp. Announces Transaction with Invecture Group to Advance the Concordia Gold Project in Mexico

Denver, Colorado, February 7, 2012 - Vista Gold Corp. (TSX & NYSE Amex Equities: VGZ) (“Vista” or the “Corporation”) is pleased to announce that it has entered into an Earn-in Right Agreement (the “Agreement”) with Mexico-based Invecture Group, S.A. de C.V. (“Invecture”) with respect to Vista’s Concordia gold project in Baja California Sur, Mexico.  Invecture is the owner of Frontera Copper Corporation, which owns and operates the Piedras Verdes Copper Mine in the Mexican State of Sonora.  A conference call with management to discuss this transaction is scheduled for Monday, February 13, 2012 at 11:00 a.m. MST.

Vista holds the Concordia gold project through its wholly-owned, Mexican subsidiary, Desarrollos Zapal, S.A. de C.V. (“DZ Mexico”).  Under the terms of the Agreement, Invecture has agreed to make a non-refundable payment of US$2.0 million in exchange for the right to earn a 60% interest (subject to adjustment) in DZ Mexico (the “Earn-in Right”).  The Earn-in Right will expire if not exercised by February 7, 2014, subject to extension in certain circumstances (the “Earn-in Period”).  The Agreement provides that during the Earn-in Period, Invecture will, at its sole expense, manage and operate the Concordia gold project and will undertake all commercially reasonable efforts to obtain the Change of Forest Land Use Permit (“CUSF”) and the Authorization of Environmental Impact which are required to develop the project.  Invecture has advised that it will secure US$70.0 million in project debt finance to construct the Concordia gold project after it has exercised the Earn-in Right and after a project development decision has been made. Once Invecture has earned its interest in the Concordia gold project, the parties have agreed to evaluate market conditions with regard to the future organization and ownership structure of DZ Mexico.

Commenting on this transaction with Invecture, Fred Earnest, President and CEO of Vista, said, “Our team in Mexico has worked hard to advance the Concordia gold project.  This investment by Invecture represents a vote of confidence that the Concordia gold project represents an excellent opportunity to develop a new mine that we expect will make an important contribution to employment and to the economy in Baja California.   We and Invecture believe that the environmental impacts of the development of a mine can be limited and that the benefits to the state and local communities will far outweigh these concerns.  We believe Invecture’s in-country experience, financial strength, and committed management team make Invecture an excellent strategic partner to take the lead in securing the authorizations and financing required to bring Concordia into production.”

The Agreement provides that the exercise of the Earn-in Right by Invecture is conditional upon, among other things: (i) receipt of the CUSF and the Authorization of Environmental Impact; (ii) the completion of a feasibility report on the Concordia gold project which updates the existing feasibility report with respect to costs; (iii) Invecture funding the Concordia gold project during the Earn-in Period; and (iv) Invecture making an additional payment of US$20.0 million to DZ Mexico, which amount will be used to repay intercompany loans owed by DZ Mexico to Vista.

During the Earn-in Period and subject to the terms of the Agreement, Vista will hold 40% of the DZ Mexico shareholder voting rights.  The remaining 60% of the DZ Mexico shareholder voting rights will be held in a trust that will be instructed by representatives from Vista and Invecture.  Upon Invecture’s exercise of the Earn-in Right, Vista will continue to hold a 40% interest (subject to adjustment) in DZ Mexico and the Concordia gold project.

As part of the Agreement, DZ Mexico has transferred all of its other material assets, including the mill equipment acquired by Vista for the Concordia gold project in 2008 and the Guadalupe de los Reyes gold/silver project, to other entities in the Vista group of companies.  Vista has granted Invecture the option to cause DZ Mexico to acquire the mill equipment for US$16.0 million plus storage, insurance and transportation costs and any applicable taxes.  This option is exercisable by Invecture during the first 12 months after the date of the Agreement.

Mr. Earnest went on to conclude, “With Concordia being funded and managed by a very capable Mexican partner, we are able to fully focus our energy and resources on the development of the Mt. Todd gold project in Northern Territory, Australia, and on the exploration and evaluation of the Guadalupe de los Reyes gold/silver project in Sinaloa, Mexico.  We have drilling programs underway at both of these projects, and in the coming weeks, we expect to announce the results of a definitive feasibility study for the Mt. Todd gold project, which will be a significant milestone in our development of that world class project.”

About Vista Gold Corp.

Vista is focused on the development of its Mt. Todd gold project in Northern Territory, Australia, and its Concordia gold project in Baja California Sur, Mexico, to achieve its goal of becoming a gold producer. After the initial public offering of the common shares of Midas Gold Corp. (“Midas”), Vista held approximately 30% of Midas’ common shares. Midas has a large exploration property in Idaho, including the Yellow Pine property previously held by Vista. Vista’s other holdings include the Guadalupe de los Reyes gold-silver project in Mexico, the Awak Mas gold project in Indonesia and the Long Valley gold project in California. For more information about our projects, including technical studies and resource estimates, please visit Vista’s website at www.vistagold.com.

About Invecture Group, S.A de C.V.

Invecture Group holds approximately $500 million in assets, is owned by Mexican investors and owns Frontera Copper Corporation whose principal asset is the Piedras Verdes copper mine in the State of Sonora, Mexico. It acquired Frontera in 2009 and has executed a significant turnaround in operational, financial and community relationship terms. This included restarting the Piedras Verdes mine, raising US$140 million to acquire mining equipment, build a crushing, screening and stacking circuit and a major upgrade to the management team.

Management Conference Call

A conference call with management to discuss this transaction is scheduled for Monday, February 13, 2012 at 11:00 a.m. MST.

Toll-free in North America:  1-866-443-4188
International:  1-416-849-6196

This call will also be web-cast and can be accessed at the following web location:
http://www.snwebcastcenter.com/event/?event_id=2580

This call will be archived and available at www.vistagold.com after February 13, 2012.  Audio replay will be available for three weeks by calling in North America:  1-866-245-6755, passcode 827120.

If you are unable to access the audio or phone-in on the day of the conference call, please feel free to email questions to Connie Martinez, Manager - Investor Relations, (email: connie@vistagold.com), and we will try to address these questions prior to or during the conference call.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as, the timing of the expiry of the Earn-in Period, the exercise of the Earn-in Right by Invecture, Vista’s continued interest in DZA Mexico after the exercise of the Earn-in Right, the receipt of the required mining authorizations in respect of the Concordia gold project, the completion of an updated feasibility report on the Concordia gold project, the payment by Invecture of costs associated with the Concordia gold project, the payment by Invecture of US$20 million to DZA Mexico to exercise the Earn-in Right and the subsequent repayment of intercompany loans, the anticipated benefits of the Earn-in Right Agreement, the ability of Invecture to assist with the advancement of the Concordia gold project, including acceleration of efforts and receipt of authorizations required for the Concordia gold project, the evaluation of strategic alternatives for the Concordia gold project, development of a mine at the Concordia gold project and the resulting contribution to employment and the economy in Baja California, environmental impact of development on the mine, benefit to local and state communities as a result of development of a mine at the Concordia gold project, timing for and announcement of the definitive feasibility study for the Mt. Todd gold project and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words "optimistic," "potential," "indicate," "expect," "intend," "hopes," "believe," "may," "will," "could," "if," "anticipate," and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, risks associated with reliance on Invecture, risks related to timing, completion and results of feasibility studies, uncertainty of resource estimates, estimates of results based on such resource estimates; risks relating to cost increases for capital and operating costs; risks related to the ability to obtain the necessary permits, risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on Vista's operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; as well as those factors discussed under the headings "Note Regarding Forward-Looking Statements" and "Risk Factors" in Vista's latest Annual Report on Form 10-K as filed on March 14, 2011, and Quarterly Report on Form 10-Q, as filed November 9, 2011, and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185.